UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant |_|
Filed by a Party other than the Registrant |X|
Check the appropriate box:

|_|	Preliminary Proxy Statement
|_|	Confidential, for Use of the Commission Only (as permitted by Rule 14a- 6(e)(2) )
|_|	Definitive Proxy Statement
|_|	Definitive Additional Materials
|X|	Soliciting Material Pursuant to Rule 14a-12

ORBCOMM INC.

(Name of the Registrant as Specified In Its Charter)

John C. Levinson

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

|X|	No fee required.

|_|	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

|_|	Fee paid previously with preliminary materials.

|_|	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

THE COMMITTEE TO REALIZE VALUE FOR ORBCOMM

April 24, 2009

Dear Shareholder,

VOTE FOR NEW VOICES AND A NEW VISION

VOTE FOR CHANGE TO REVERSE YEARS OF
INEFFECTIVE LEADERSHIP

PLEASE RETURN YOUR GOLD PROXY CARD TODAY

                We are long-term shareholders who have grown increasingly troubled by the Company’s poor performance and steadily deteriorating stock price, which have resulted in the significant erosion of stockholder value. The Committee to Realize Value for ORBCOMM together owns 491,456 shares, approximately 1.1% of the Company, and our aim is to advocate for change that will set ORBCOMM back on a path of strong growth and shareholder value creation. We urge shareholders to vote on our GOLD proxy card to elect our highly qualified board nominees, Steven G. Chrust and Michael Miron, and to cause the Company to de-stagger the Board of Directors, at the Company’s 2009 annual meeting. Please also know that the LAST proxy card you sign and return is the one that is counted even if you have signed one prior to ours.

THE EISENBERGS HAVE PRESIDED OVER THE DESTRUCTION OF SUBSTANTIAL
SHAREHOLDER VALUE

                Overlooking, for the moment, the clear potential for significant conflicts of interest arising from their family relationship, the current father and son team who act as the Chairman and CEO of ORBCOMM have overseen a staggering 88% decline in share value since its IPO and 77% decline since board member Marc Eisenberg was appointed CEO. As the chart below illustrates, the Company has substantially underperformed both of its stated market benchmarks, the NASDAQ Telecommunications Index and the Russell 2000. While some of the decline in ORBCOMM’s shareholder value may be due to the deterioration of economic conditions and equity markets, most responsibility is borne by current management and its ineffective strategy.

                While management has trumpeted that it “met its fiscal year 2008 financial plan”, we believe management has consistently missed most of its own operating and financial guidance. Shown in the table below is selected guidance which management provided for 2008 and 2007.

Guidance Date	Metric	Guidance Range	Actual Result	Actual vs. Low-End of Guidance

March 11, 2008	2008 Net Subscriber Adds	170,000-190,000	109,000	-36%
March 11, 2008	2008 Adjusted EBITDA	Positive	$1.6 million	Met target
March 15, 2007	2007 Net Subscriber Adds	150,000-170,000	126,000	-16%
March 15, 2007	2007 Total Revenues	$34-38 million	$28.2 million	-17%

                By Marc Eisenberg’s own admission during the 2008 Q4 earnings call, the subscriber growth delivered for 2008 was “disappointing” coming in at 109 thousand units, 36% below the low end of management’s guidance range. We believe subscriber growth is the most important driver of future revenue and profitability, particularly for a network services company in the early stages of growth and market penetration, and our action plan is aimed at re-invigorating growth of subscribers. A look back to 2007, a period of overall rising economic activity, shows management missed the mark then too, under-delivering on both net subscriber adds and revenues.

                The goal of achieving positive full-year Adjusted EBITDA can be an important milestone for a rapidly growing company on its way to achieving operating scale. However, we believe that in this case it was achieved by management intentionally adopting a strategy of under investing in the business so that it could nominally claim that it had achieved this metric as an offset to the disappointing subscriber growth results, and at the cost of putting the company on a sustained lower growth path. We believe that this is one reason for management’s resistance to our proposal to implement a more aggressive market engagement strategy and raise urgently needed capital. We also believe that Adjusted EBITDA would be substantially higher if there were greater emphasis on subscriber and revenue growth.

REAL LEADERSHIP IS NEEDED NOW

                We believe the significant loss in shareholder value stems from the misguided leadership and flawed business plan of Marc and Jerome Eisenberg. While ORBCOMM shareholders have watched their shares decline 88% in value since the IPO, the Eisenbergs received an aggregate of $6 million of total compensation during 2007 and 2008, according to the Company’s most recent proxy statement, a period during which the Company lost $177 thousand in Adjusted EBITDA. We believe that the reduction in cost of replacing the current Chairman and the CEO can be used to offset a significant portion of the cost of implementing our new plan.

                The Eisenberg management team has repeatedly failed to deliver promised subscriber and revenue growth. Management and the current Board are failing shareholders at precisely the time when decisive and focused leadership can reposition our Company to take advantage of existing opportunities and those that will become available into the next decade.

OUR LEADERSHIP – OUR PLAN

                Don’t be distracted by management’s attempts to misdirect you about the details of our plan. We believe our action plan and our nominees’ proven ability to execute and create shareholder value will set ORBCOMM back on a path of strong, profitable growth, thereby unlocking value from its uniquely positioned assets for the benefit of all shareholders. The keys to reinvigorating ORBCOMM are:

•	Build a senior management team selected for talent, not birthright, who are accountable for performance, and who are committed to delivering shareholder value, and with a track record of doing exactly that. ORBCOMM has been without a lead sales and marketing executive for over a year. Marc Eisenberg has acted in this role on a part-time basis, and we believe the Company’s lack of commitment to this key function is reflected in its much slower rate of growth in subscribers than the rest of the market.

•	Pursue a new growth strategy aggressively focusing on market engagement through the adoption of proven techniques to acquire customers for digital networked services, including collaborative customer/channel partner programs, industry marketing capabilities and developing certain technology components where needed to facilitate accelerated development and deployment of applications that will drive usage growth. This will accelerate customer acquisition through channel partners without conflicting or competing with them.

•	Raise capital of at least $25 million to ensure adequate funding for the critically necessary second generation satellite network, which will address growing customer and investor concerns over latency and associated system performance.

VOTE THE GOLD CARD TODAY

                By replacing the two incumbent directors who stand for election at this year’s annual meeting with our nominees, shareholders will put representatives on the board who will aggressively push for needed changes from the current consistent underperformance and massive shareholder value destruction. Current management wants to give you more of the same failed strategies that have decimated the value of your shares. They have summarily dismissed our suggestions to increase shareholder value and have made false assertions to support their rejection of our ideas. For example, they have suggested that our strategy of aggressive market engagement and a focus on stimulating the development and deployment of applications requires “getting into the VAR business” and “competing with our customers”. It does not. Instead, it involves building a small, focused and experienced team to work with channel partners and help them develop and deploy applications that are necessary to attract subscribers and stimulate usage, thereby driving demand for the Company’s services.

                The Company has also alleged that Mr. Chrust and Mr. Miron had a conflict of interest, resulting from a fee arrangement with an investment bank which might assist the company in raising capital. Although the possibility of such a fee to Mr. Chrust was not an issue for a number of large, long-time shareholders with whom we have spoken, it has become the focus of the Company’s diversionary attack on us. Accordingly, Mr. Chrust has decided to terminate any fee arrangement for capital raising so as to enable the focus to be restored to the central issue of increasing shareholder value. Mr. Miron has never had any arrangement in place under which he would receive a fee with respect to raising operating capital, and therefore had, and continues to have, no conflict of interest in that regard.

                The Company has also stated that Mr. Miron, our candidate for CEO, “lacks meaningful experience or knowledge of our business or industry.” We believe this unsupported statement is clearly false and obviously simply ignores Mr. Miron’s long and impressive record of experience and accomplishments, which make him uniquely and exceptionally qualified to lead ORBCOMM. Mr. Miron has focused his career as an executive and a consultant on creating, developing and transforming businesses, particularly those enabled or leveraged by disruptive information technologies. For example:

•	At Xerox he formed and became President of the Internet Business Group to create businesses around internet related technologies developed by Xerox Research Centers, develop new electronic document service businesses and manage the Xerox.com web site operations. He created the ContentGuard around Xerox’s digital rights management (DRM) technology and spun it our as an independent company with an investment and license from Microsoft. He then became its founding CEO

•	As Vice President, Corporate Strategy & Development at AirTouch Communications he was responsible for bidding for wireless licenses, setting up joint ventures and pursuing acquisitions both in the U.S and internationally. He also was responsible for determining AirTouch’s overall strategic direction, including devising a strategy regarding 3rd generation wireless, formulating plans for boosting usage through wireless data applications, and forming and directing a team to initiate wireless service sales over the Internet

•	He has had direct experience in the satellite and aerospace businesses. While at AirTouch,, he oversaw its investment in GlobalStar, which included determining whether and how to build satellite service businesses in its licensed territories, As an engineer early in his career he designed computer based guidance systems for tactical missiles at Ford Aerospace and Communications Corp

•	As a consultant at McKinsey & Company, he designed a major credit card company’s electronic charge capture plan, and developed plans for a major investment bank to create a networked fixed income portfolio management system to enhance its business relationship with fixed income money managers

•	He has served on a number of technology company and joint venture boards, including ContentGuard, Xerox Connect, Wireless Management Company (JV between AirTouch & U.S. West), PCS PrimeCo (JV between AirTouch, US West, Bell Atlantic & Nynex), EJV Partners (JV between Salomon Brothers, Goldman Sachs, Morgan Stanley, First Boston, Lehman Brothers and Citibank)

                We believe that ORBCOMM’s most urgent need is to build effective ways to engage and acquire customers in scale in order to facilitate growth, which is precisely where Mr. Miron’s expertise lies.

                Rather than objectively considering our plans and nominees, the incumbents have chosen to reject them out of hand and resort to diversionary tactics to avoid the central issue – their own failed management and the resulting underperformance of the Company and destruction of shareholder value. We urge shareholders to learn more about our plans and our candidates’ backgrounds by carefully reviewing our proxy statement, rather than relying on management’s self-serving and demonstrably misleading distortions.

                Our highly qualified candidates, Steven G. Chrust and Michael Miron, will work to overcome the current failing business strategy and give our Company the leadership it sorely needs. Our nominees have strong industry experience and proven track records. Our director nominees will:

•	Bring a successful entrepreneurial approach, fresh perspectives and relevant operational experience that will motivate employees and expand revenue opportunities.

•	Offer a commitment to remedy failed strategies and stagnating performance.

•	Deliver results by implementing proven subscriber acquisition techniques from our candidates’ extensive experience, leading to increases in shareholder value.

•	Represent the interest of ALL shareholders of ORBCOMM.

•	Diminish the critical risk of inadequate capital to replace in a timely fashion ORBCOMM’s aging satellite constellation.

                We urge shareholders to support our director nominees and our proposal to take steps to adopt the best-practice corporate governance measure of de-staggering the Board of Directors, allowing shareholders to annually elect or re-elect directors who perform and to remove those who don’t. Our proposal would require each and every Director to be more directly accountable to you, the owners, by standing for election at each year’s annual meeting.

VOTE FOR STEVEN G. CHRUST, MICHAEL MIRON AND TO DE-STAGGER THE
BOARD OF DIRECTORS – RETURN THE GOLD PROXY CARD TODAY

                Shareholders need to decide whether they prefer more of the same from the incumbent team that has delivered staggering losses to shareholder value and handsome compensation to themselves and who are recommending little more than a “stay-the-course” strategy. Support our director nominees, help us reinvigorate our Company and change the failed plan and ineffective management that have destroyed shareholder value at an alarming rate and risk even further value deterioration. Return the enclosed GOLD proxy card and elect director nominees Steven G. Chrust and Michael Miron and recommend de-staggering the Board of Directors.

                Please do not return any proxy card sent to you by ORBCOMM management, even as a protest vote, as only your latest date proxy card will be counted at the annual meeting.

                Please contact our proxy solicitor, MacKenzie Partners, Inc., toll-free at 1-800-322-2885 or 212-929-5500 (call collect) for assistance in voting your ORBCOMM shares or to answer your questions.

Sincerely,

Steven G. Chrust		Michael Miron
and
The Committee To Realize Value For ORBCOMM

ON APRIL 23, 2009, JOHN C. LEVINSON TOGETHER WITH MICHAEL MIRON, STEVEN G. CHRUST, DENIS NAYDEN, SGC ADVISORY SERVICES, INC. AND NAKOMA INVESTMENTS, LLC (TOGETHER, THE “COMMITTEE TO REALIZE VALUE FOR ORBCOMM” OR THE “COMMITTEE”) FILED A DEFINITIVE PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION. SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES FOR USE AT ORBCOMM’S ANNUAL MEETING, BECAUSE SUCH  DOCUMENTS CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS OF THIS SOLICITATION AND THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE.  THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS AVAILABLE TO ORBCOMM STOCKHOLDERS FROM THE PARTICIPANTS AT NO CHARGE AND IS ALSO AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV AND AT HTTP://WWW.READMATERIAL.COM/ LEVINSONCOMMITTEE. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WAS DISSEMINATED TO SECURITY HOLDERS ON OR ABOUT APRIL 24, 2009.

If you have questions or need assistance voting the GOLD proxy card please contact:

105 Madison Avenue
New York, New York 10016
 proxy@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885